Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2015 FIRST QUARTER RESULTS

BRIDGETON, MO – May 11, 2015 – Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the first quarter of 2015 of $1.8 million, or $0.23 per basic and diluted share, versus net income of $1.2 million, or $0.15 per basic ($0.04 per diluted) share, in the first quarter of 2014. With the exclusion of one-time items related to our facility relocation from Bridgeton, Missouri ($1.6 million early termination fee and $0.7 million gain on deferred lease payments) net loss was $0.9 million for the three months ended March 27, 2015 versus a net loss of $1.1 million for the three months ended March 28, 2014 with the exclusion of the $2.3 million one-time tax benefit in that period. Operating loss was $1.6 million, or 7.7% of net sales, in the first quarter of 2015, compared to $0.9 million, or 4.5% of net sales, for the same period in 2014. With the exclusion of one-time items related to our facility relocation, operating loss was $0.7 million for the three months ended March 27, 2015 versus a loss of $0.9 million for the three months ended March 28, 2014.

Financial highlights for the first quarter of 2015, as compared to the same period in the prior year, included:

•	Net sales in the first quarter of 2015 were $21.3 million, an increase of $1.4 million, or 6.9%, compared to the same period in 2014. The increase was a result of increased demand in our Continental business unit and owning Ft. Wayne Holdings (“FTW”) for the full quarter in 2015 as compared to the three months ended March 28, 2014.

•	Selling, general and administrative expenses were $0.6 million lower in the first quarter of 2015 than in the first quarter of 2014. The decrease was primarily due to the recognition of deferred lease payments as a result of the early termination of the lease of our Bridgeton, Missouri facility.

•	Severance, restructuring and related charges were $1.6 million for the three months ended March 27, 2015 for an early termination fee related to the lease termination.

•	Income tax benefit for the three months ended March 28, 2014 includes a benefit as a result of the acquisition of FTW in February 2014. The Company recorded deferred tax liabilities of $2.4 million which reduced its net deferred tax assets. The reduction in deferred tax assets caused a release of a valuation allowance of $2.3 million.

Cash used by operating activities before changes in operating assets and liabilities was $1.2 million in the first quarter of 2015 as compared to a use of $0.4 million in the same period of 2014.  Changes in operating assets and liabilities from continuing operations provided $2.3 million in the first quarter of 2015 as compared to using $2.9 million in the same period of 2014. The increase is primarily attributable to increased accounts payable and a $1.7 million deferred rent liability related to our new lease in Jefferson City, Missouri, which was partially offset by an increase in accounts receivable and inventory.

Cash flows used in investing activities of $11.2 million in the first quarter of 2014 include a payment of $11.0 million for the purchase of FTW.

Debt at March 27, 2015 was $21.8 million, versus $22.0 million at December 31, 2014.

“We are pleased that the first quarter results continued to show improvements in our operations.” said David J. Feldman President & CEO of Katy Industries, “During the quarter we also announced the relocation of our Bridgeton Facility which we anticipate will drive substantial savings in 2016. Subsequent to March 27, 2015 we also announced further progress on our strategic plan for growth through the acquisition of the shelving and cabinet business of Centrex Plastics. Each of these actions we anticipate will result in significant improvement in both sales and profitability.”

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2014. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products, consumer home products and a contract manufacturer of structural foam products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS AND COMPREHENSIVE INCOME  (LOSS) - UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	March 27, 2015	March 28, 2014

Net sales	$21,310	$19,926
Cost of goods sold	18,105	16,937
Gross profit	3,205	2,989
Selling, general and administrative expenses	3,252	3,890
Severance, restructuring and related charges	1,600	-
Operating loss	(1,647)	(901)
Interest expense	(209)	(281)
Other, net	28	40
Loss before income tax (expense) benefit	(1,828)	(1,142)
Income tax (expense) benefit	(8)	2,304
Net income (loss)	$(1,836)	$1,162

Net income (loss)	$(1,836)	$1,162
Other comprehensive income
Foreign currency translation	(58)	(38)
Total comprehensive income (loss)	$(1,894)	$1,124

Basic (loss) earning per share	$(0.23)	$0.15
Basic weighted average common shares outstanding:	7,951	7,951

Diluted (loss) earning per share	$(0.23)	$0.04
Diluted weighted average common shares outstanding:	7,951	26,810

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	March 27, 2015	December 31, 2014
Current assets:
Cash	$143	$66
Accounts receivable, net	11,373	10,840
Inventories, net	18,433	15,881
Other current assets	811	659
Total current assets	30,760	27,446

Other assets:
Goodwill	2,556	2,556
Intangibles, net	3,862	3,909
Other	2,359	1,839

Other Assets	8,777	8,304

Property and equipment	59,696	59,421
Less: accumulated depreciation	(49,713)	(49,263)
Property and equipment, net	9,983	10,158

Total assets	$49,520	$45,908

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,751	$7,327
Book overdraft	350	699
Accrued expenses	9,301	8,550
Payable to related party	3,775	3,650
Deferred revenue	186	186
Revolving credit agreement	21,768	21,967
Total current liabilities	47,131	42,379

Deferred revenue	93	130
Other liabilities	4,881	4,090
Total liabilities	52,105	46,599

Stockholders' (deficit) equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(1,602)	(1,544)
Accumulated deficit	(124,734)	(122,898)
Treasury stock	(21,437)	(21,437)
Total stockholders' (deficit) equity	(2,585)	(691)

Total liabilities and stockholders' (deficit) equity	$49,520	$45,908

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Three Months Ended
	March 27, 2015	March 28, 2014
Cash flows from operating activities:
Net (loss) income	$(1,836)	$1,162
Depreciation and amortization of long-lived assets	592	539
Amortization of debt issuance costs	57	161
Stock-based compensation	20	44
Deferred income taxes	-	(2,318)
	(1,167)	(412)
Changes in operating assets and liabilities:
Accounts receivable	(519)	(2,616)
Inventories	(2,522)	(981)
Other assets	(726)	(1,300)
Accounts payable	4,426	1,512
Accrued expenses	764	535
Payable to related party	125	125
Deferred revenue	(37)	(38)
Other	760	(172)
	2,271	(2,935)

Net cash provided by (used in) continuing operations	1,104	(3,347)
Net cash provided by discontinued operations	-	53
Net cash provided by (used in) operating activities	1,104	(3,294)

Cash flows from investing activities:
Payment for acquisition, net of cash received	-	(11,006)
Capital expenditures	(362)	(208)
Net cash used in investing activities	(362)	(11,214)

Cash flows from financing activities:
Net borrowings	(199)	14,783
Loan from related party	-	400
Decrease in book overdraft	(349)	(78)
Direct costs associated with debt facilities	-	(672)
Net cash (used in) provided by financing activities	(548)	14,433

Effect of exchange rate changes on cash from continuing operations	(117)	(69)
Effect of exchange rate changes on cash from discontinued operations	-	(3)
Effect of exchange rate changes on cash	(117)	(72)

Net increase (decrease) in cash	77	(147)
Cash, beginning of period	66	708
Cash, end of period	$143	$561